Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS FOURTH QUARTER 2009 FINANCIAL RESULTS

Elkridge, MD. March 4, 2010. GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter and year ended December 31, 2009.

Overview of Results:

Fourth Quarter 2009

•                  Revenue of $57.8 million for fourth quarter of 2009 compared to $63.0 million for fourth quarter of 2008 and $54.1 million for third quarter of 2009

•                  Operating income of  $3.4 million for fourth quarter of 2009 compared to $4.2 million for fourth quarter of 2008, excluding non-cash goodwill impairment loss of $5.5 million in 2008

•                  Adjusted EBITDA of $4.7 million for fourth quarter of 2009 compared to $5.5 million for fourth quarter of 2008 and $4.5 million for third quarter of 2009

•                  Earnings of $0.13 per diluted share for fourth quarter of 2009 compared to adjusted earnings of $0.15 per diluted share for fourth quarter of 2008, excluding non-cash goodwill impairment loss of $0.21 per diluted share in 2008

“The Company earned $0.13 per share for the quarter ended December 31, 2009,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “Both our EBITDA and gross profit increased from the third quarter of 2009 and we continued to successfully weather the economic downturn. The quarter’s results were also impacted by approximately $300,000 of legal and other expenses relating to our acquisition of PerformTech in December 2009. In addition to our operating improvements, other positive developments occurred during the fourth quarter, including a $20 million equity investment by Sagard Capital Partners. We acquired two e-Learning businesses, Option Six and PerformTech, in the fourth quarter of 2009. These businesses greatly enhance our e-Learning platform in both the government and commercial areas. We continue to capture new customers, invest internally and complete attractive acquisitions. I am very excited about our future.”

Balance Sheet and Cash Flow Highlights

As of December 31, 2009, the Company had cash and cash equivalents of $10.8 million compared to $4.0 million as of December 31, 2008. The Company had no short-term borrowings or long-term debt outstanding and $29.8 million of available borrowings under its revolving credit facility as of December 31, 2009. Cash provided by operating activities was $8.6 million for the quarter and $18.8 million for year ended December 31, 2009.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on March 4, 2010. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 59480893. A telephone replay of the call will also be available beginning at 11:00 a.m. on March 4th, until 11:59 p.m. on March 18th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 59480893.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$57,793	$62,980	$219,240	$267,893
Cost of revenue (1)	48,814	53,354	185,149	227,084
Gross profit	8,979	9,626	34,091	40,809
Selling, general and administrative expenses (1)	5,534	5,377	20,800	21,538
Goodwill impairment loss	—	5,508	10,163	5,508
Operating income (loss)	3,445	(1,259)	3,128	13,763
Interest expense	60	78	217	699
Other income	165	476	484	1,086
Income (loss) before income tax expense	3,550	(861)	3,395	14,150
Income tax expense	1,563	70	4,585	6,313
Net income (loss)	$1,987	$(931)	$(1,190)	$7,837

Basic weighted average shares outstanding	15,762	16,178	15,835	16,516
Diluted weighted average shares outstanding	15,894	16,207	15,911	16,638

Per common share data:
Basic earnings (loss) per share	$0.13	$(0.06)	$(0.08)	$0.47
Diluted earnings (loss) per share	$0.13	$(0.06)	$(0.07)	$0.47

Other data:
Adjusted EBITDA (2)	$4,653	$5,485	$17,155	$23,586

(1)          Effective January 1, 2009, the Company changed the classification of certain information technology (IT) infrastructure costs on the consolidated statement of operations from cost of revenue to selling, general and administrative expenses.  The statements of operations for the three and twelve months ended December 31, 2008 have been reclassified to conform with the presentation for 2009. The reclassification resulted in a decrease of $496,000 and $1,979,000 in cost of revenue and a corresponding increase in selling, general and administrative expenses for the three and twelve months ended December 31, 2008, respectively.

(2)          The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousand)

(Unaudited)

	Quarters ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue by segment:
Manufacturing & BPO	$28,557	$28,425	$97,290	$119,041
Process & Government	12,361	12,059	53,642	54,394
Energy	5,781	6,017	22,674	22,018
Sandy Training & Marketing	11,094	16,479	45,634	72,440
Total revenue	$57,793	$62,980	$219,240	$267,893

Gross profit by segment:
Manufacturing & BPO	$3,906	$4,049	$13,711	$17,583
Process & Government	1,671	1,985	7,547	9,203
Energy	1,757	1,580	6,306	6,028
Sandy Training & Marketing	1,645	2,012	6,527	7,995
Total gross profit	$8,979	$9,626	$34,091	$40,809

Operating income (loss) by segment:
Manufacturing & BPO (3)	$1,092	$1,761	$(5,096)	$8,934
Process & Government	699	1,039	3,147	5,318
Energy	1,330	1,065	4,474	4,610
Sandy Training & Marketing (3)	686	(4,973)	2,411	(3,210)
Corporate and other costs	(362)	(151)	(1,808)	(1,889)
Total operating income (loss)	$3,445	$(1,259)	$3,128	$13,763

Supplemental Cash Flow Information:
Net cash provided by operating activities	$8,630	$6,657	$18,776	$23,970
Capital expenditures	(561)	(75)	(1,174)	(1,936)
Free cash flow	$8,069	$6,582	$17,602	$22,034

(3)          The operating loss for the Manufacturing & BPO segment for the year ended December 31, 2009 includes a $10,163,000 goodwill and intangible asset impairment loss recognized during the second quarter of 2009, and the operating loss for the Sandy Training & Marketing segment for the quarter and year ended December 31, 2008 includes a $5,508,000 goodwill impairment loss.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$10,803	$3,961
Accounts and other receivables	45,471	42,471
Inventories, net	557	537
Costs and estimated earnings in excess of billings on uncompleted contracts	10,590	8,036
Prepaid expenses and other current assets	6,692	7,277
Total current assets	74,113	62,282
Property, plant and equipment, net	3,121	2,970
Goodwill and other intangibles, net	77,531	67,013
Other assets	1,936	3,575
Total assets	$156,701	$135,840

Current liabilities:
Short-term borrowings	$—	$3,234
Accounts payable and accrued expenses	23,464	25,977
Billings in excess of costs and estimated earnings on uncompleted contracts	13,272	10,222
Total current liabilities	36,736	39,433
Other non-current liabilities	9,075	3,601
Total liabilities	45,811	43,034
Total stockholders’ equity	110,890	92,806
Total liabilities and stockholders’ equity	$156,701	$135,840

Non-GAAP Reconciliation — Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss)	$1,987	$(931)	$(1,190)	$7,837
Interest expense	60	78	217	699
Income tax expense	1,563	70	4,585	6,313
Depreciation and amortization	1,043	760	3,380	3,229
Goodwill impairment loss	—	5,508	10,163	5,508
Adjusted EBITDA (4)	$4,653	$5,485	$17,155	$23,586

(4)          Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization and goodwill impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725